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                                                                   EXHIBIT 10.35
                              EXPLORATION AGREEMENT
                                       AND
                              AGREEMENT TO ASSIGN

                              HUGES-RAWLS, L.L.C.
                                       AND
                              ENERGY PARTNERS, LTD.

                                AUGUST 25, 1998

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                 EXPLORATION AGREEMENT AND AGREEMENT TO ASSIGN
                               RAY MARCHAND FIELD
                              OCS - GULF OF MEXICO

STATE OF LOUISIANA     )

PARISH OF ORLEANS      )


         KNOW ALL MEN BY THESE PRESENTS THAT:

         THIS AGREEMENT is made and entered this 25th day of August, 1998 and is effective the 15th day of August, 1998, by and between HUGHES-RAWLS, L.L.C., a Delaware limited liability company, whose address is Mtel Centre South, Suite 800, 200 South Lamar Street, Jackson, Mississippi 39201, hereinafter sometimes referred to as "HRL" and ENERGY PARTNERS, LTD., a Delaware corporation, whose address is 1100 Poydras Street, Suite 1850, New Orleans, Louisiana 70163, hereinafter sometimes referred to as "EPL".

                                   WITNESSETH:

         WHEREAS, HRL represents that it has acquired the right to conduct certain operations on the oil and gas leases, hereinafter referred to as the "LEASES", described in EXHIBIT "A" attached hereto and made a part hereof, and is the sole farmoutee under that certain Farmout Agreement dated August 25, 1998 and effective the 15th day of August, 1998, from Chevron U.S.A. Inc. ("Chevron"), as farmoutor, hereinafter referred to herein as "FARMOUT AGREEMENT", a copy of which is attached hereto as EXHIBIT "B".

         WHEREAS, HRL desires to convey an undivided thirty percent (30%) interest in the Farmout Agreement to EPL, subject to the terms and conditions provided hereafter, and EPL is desirous of receiving such assignment on said terms and conditions.

         NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and agreements herein contained, it is hereby agreed by and between the parties hereto as follows:

                                   ARTICLE I.

                                   ASSIGNMENT

In consideration of the cash payment provided for in Article II hereinbelow and other considerations, the receipt and sufficiency of which are hereby acknowledged, HRL hereby agrees to transfer and assign unto EPL an undivided thirty percent (30%) interest in the Farmout Agreement and all interests earned or to be earned thereunder, subject to the following terms and conditions:

         1. The assignment shall be made with a limited warranty of title as to any and all claims by third parties, including but not limited to any liens or encumbrances, arising by, through or under HRL, and shall be made with full subrogation to all rights granted by Chevron in the Farmout Agreement.

         2. The assignment shall be made subject to the terms, covenants and conditions of the following:

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                     a.       the Farmout Agreement;

                     b.       the Leases;

                     c.       this Agreement;

                     d. that certain Confidentiality Agreement, dated June 17, 1998, by and between the HRL and EPL;

                     e. EPL's thirty percent (30%) of the overriding royalty interest created or to be created in favor of Rosson Exploration Company (as set forth in the EXHIBIT "C"), as well as its proportionate share of all royalties, overriding royalties and other leasehold burdens created by Chevron U.S.A. Inc. or its predecessors in title and existing of record as of August 15, 1998;

                     f. Consent to Assignment of Farmout Agreement dated August 25, 1998 and effective August 15, 1998 -- Bay Marchand Block 2 Field, by and between EPL, HRL and Chevron, a copy of which is attached hereto as EXHIBIT "D"; and

                     g. The Assignment by and between EPL and HRL, attached hereto as EXHIBIT "E".

             3. Both parties shall provide geological and geophysical services for operations under the Farmout Agreement. HRL and EPL shall share all relevant data and interpretations.

             4. In the event that the Farmout Agreement is terminated pursuant to Article 27 of said agreement, then this Agreement shall terminate. The parties shall have no further rights or obligations hereunder, except that the Cash Payment made by EPL pursuant Article II shall be returned to EPL and any costs or expenses referred to in Article II shall be paid by HRL, as to its proportionate part, as contemplated herein.

             5. HRL agrees to indemnify and hold harmless EPL and its officers, directors, employees, representatives and agents from and against any and all claims, costs, demands, judgments and expenses arising from or related to the Rosson Exploration Company, with the exception of the override obligations set forth in (e) above.

                                   ARTICLE II.

                                  CASH PAYMENT

             As partial consideration hereunder, EPL has delivered unto HRL a check in the amount of $75,000 (30% x $250,000), said amount being referred to herein as the "Cash Payment".

             In addition, EPL and HRL shall share all title examination costs incurred by EPL with the Gordon, Arata Law Firm and any broker, abstracter and/or landman pertaining to this Agreement and the Farmout Agreement on a 50/50 basis. Upon receipt of an invoice from EPL for said costs, including copies of the title opinion and


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title documents used in preparing same, HRL agrees to pay its proportionate share to EPL within fifteen (15) days of receipt thereof.

                                  ARTICLE III.

                                  PARTICIPATION

         All costs incurred in operations pursuant to the Farmout Agreement (including but not limited to insurance costs) shall be borne and paid, and all leasehold interest earned (except as otherwise set forth herein) and equipment and materials acquired for operations under this Agreement shall be owned by the parties as their interests are set forth below. EPL shall cash call HRL for all such costs or expenses. "EXPLORATORY WELL" as used below shall mean the exploratory test well to test the 11,800' sand on the East Flank of Bay Marchand Field.

All Wells Except Exploratory Well                            Working Interest
---------------------------------                            ----------------
HUGHES- RAWLS, L.L.C.                                        70.000000%
ENERGY PARTNERS, LTD.                                        30.000000%

                                                            Working Interest            Working Interest
Exploratory Well                                            Drilling & Completion       After Completion
----------------                                            ----------------------      ----------------
HUGHES- RAWLS, L.L.C.                                       65.000000%                     70.000000%
ENERGY PARTNERS, LTD.                                       35.000000%                     30.000000%

The actual leasehold interests and corresponding net revenue interests to be earned under the Farmout Agreement are subject to proportionate reduction according to the terms of such Farmout Agreement.

                                   ARTICLE IV.

                             DESIGNATION OF OPERATOR

         (A) Under the terms of the Farmout Agreement, HRL is obligated to conduct certain workover and drilling operations, as exhibited therein, on the Leases at specified intervals and commencing on or before September 1, 1998. Upon EPL's execution hereof, HRL hereby nominates and appoints EPL as Operator for and on behalf of HRL under the Farmout Agreement. HRL shall assist EPL in securing from Chevron, as well as all other necessary parties, the documentation necessary for EPL to file with the appropriate governmental agency having jurisdiction the required forms designating EPL as operator of the wells under the Farmout Agreement. EPL represents and warrants, and covenants and agrees, that (I) it is currently qualified to conduct operations on the Outer Continental Shelf in accordance with all Minerals Management Service regulations and will cause itself to remain qualified during the term of this Agreement and
(II) it will obtain all permits from the Louisiana State Mineral Board ("SMB") necessary for operations in Louisiana state waters and shall cause such permits to remain in effect, including, the timely filing of all reports required to be filed by the SMB.

         (B) "Operator" (as designated herein) shall timely commence all operations, as required under the Farmout Agreement, and shall prosecute said operations as a prudent operator so as to fully comply with all of the required material obligations contained in the Farmout Agreement or this Agreement. In the event that EPL

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    fails to do so (with exception of any breach which is caused by either the
    Farmoutor of the Farmout Agreement or HRL), this agreement shall, at HRL's option, terminate and HRL may appoint a new Operator. EPL shall, however, retain any interest previously earned based upon Well Operations completed or operations being performed prior to the date of termination. HRL, or its designee, may, at its option, take over as Operator and use well equipment placed thereon by EPL (subject to contractor consent) and complete said operations at HRL's sole expense and liability; however, the exercise of this option shall in no way relieve EPL from liability for damages, including liquidated damages, if any, as provided in the Farmout Agreement, accruing to HRL as a result of EPL's default. Notwithstanding any other provision in this Agreement, in no event shall EPL be liable to HRL for punitive, consequential, indirect, loss of profit, loss of production or reservoir, or any other such damages. Following such removal, EPL shall not be entitled to earn any interest in future operations. Upon any material breach by HRL of the Farmout Agreement or this Agreement (with exception of any breach which is caused by either the Farmoutor of the Farmout Agreement or EPL), HRL shall relinquish its right to earn any additional interests in the Leases. In such event, at its sole option, EPL may demand that, at no additional cost, HRL convey in favor of EPL all of its rights in the Farmout Agreement, reserving only those rights or interests they have earned in operations or wells completed before the default or operations being performed. The exercise of such option shall in no way relieve HRL from liability for damages, including liquidated damages, if any, as provided in the Farmout Agreement, accruing to EPL as a result of HRL's default.

             (C)(1) Obligation Wells. The Farmout Agreement sets forth eight
    (8) Major Operations to be conducted on Obligation Wells. The parties have agreed to timely perform such Major Operations in such a manner as to cause the parties hereto to earn interests under such Farmout Agreement. EPL, as Operator, shall propose an AFE for each such Major Operation to HRL and Farmoutor according to the terms of the Farmout Agreement. HRL shall have the same time periods provided for Farmoutor in the Farmout Agreement to approve such AFE. Should Farmoutor approve such AFE and HRL disapprove, EPL shall notify HRL and HRL shall have three days to reconsider such AFE as approved by Farmoutor. Should HRL not approve such AFE as approved by Farmoutor (provided such operations are conducted), HRL shall be deemed to have relinquished its rights to earn any additional interest under the terms of the Farmout Agreement. Should HRL and Farmoutor both disapprove of such AFE, EPL shall, within ten days thereafter, resubmit a revised AFE to HRL and Farmoutor incorporating revisions reasonably reflecting any comments of Farmoutor to the first AFE. Should HRL not approve such revised AFE (provided such operations are conducted), HRL shall be deemed to have relinquished its rights to earn any additional interest under the terms of the Farmout Agreement. In such event, at its sole option, EPL may demand that, at no additional cost, that HRL convey in favor of EPL all of their rights in the Farmout Agreement, reserving those rights or interests they have already earned in operations or wells completed before disapproval or operations being performed at the time of disapproval; however, the exercise of this option shall in no way relieve HRL from liability for damages, including liquidated damages, if any, as provided in the Farmout Agreement. In the event that EPL should elect to decline to participate in the drilling of one of the Major Operations to be conducted on the eight Obligation Wells, EPL shall be deemed to have relinquished its right to earn any additional interest under the terms of the Farmout Agreement. In such event, at its sole option, HRL may demand that, at no additional cost, that EPL convey in favor of HRL all of its rights in the Farmout Agreement, reserving those rights or interests it has already earned in operations or wells completed before the disapproval or operations being performed at the time of disapproval; however, the exercise of this option shall in no way relieve EPL from liability for damages, including liquidated damages, if any, as provided in the Farmout Agreement.

             (C)(2) Mandatory Optional Wells. The Farmout Agreement also provides for the option to conduct additional Major Operations covering the drilling of Optional Wells. The parties have agreed to timely perform Major Operations covering the drilling of Optional Wells, which such Operations are necessary and required in order to perpetuate the right to earn additional interests under such Farmout Agreement ("Required Operations").

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EPL, as Operator, shall propose an AFE for each such Required Operation to HRL and Farmoutor according to the terms of the Farmout Agreement. HRL shall have the same time periods provided for Farmoutor in the Farmout Agreement to approve such AFE. Should Farmoutor approve such AFE and HRL disapprove, EPL shall notify HRL and HRL shall have three days to reconsider such AFE as approved by Farmoutor. Should HRL not approve such AFE as approved by Farmoutor (provide such operations are conducted), HRL shall be deemed to have relinquished its rights to earn any additional interest under the terms of the Farmout Agreement as to those rights being perpetuated by the Required Operations. Should HRL and Farmoutor both disapprove of such AFE, EPL shall, within ten days thereafter, resubmit a revised AFE to HRL and Farmoutor incorporating revisions reasonably reflecting any comments of Farmoutor to the first AFE. Should HRL not approve such revised AFE (provided such operations are conducted), HRL shall be deemed to have relinquished its rights to earn any additional interest under the terms of the Farmout Agreement, as to those rights being perpetuated by the Required Operations. In such event, at its sole option, EPL may demand that, at no additional cost, that HRL convey in favor of EPL all of their rights in the Farmout Agreement, reserving those rights or interests they have already earned in operations or wells completed before disapproval or operations being performed at the time of disapproval and the right to earn additional rights under the Farmout Agreement, to the extent that such rights may still exist, which rights were not perpetuated by this Required Operations; however, the exercise of this option shall in no way relieve HRL from liability for damages, including liquidated damages, if any, as provided in the Farmout Agreement. In the event that EPL should elect to decline to participate in a Required Operations, EPL shall be deemed to have relinquished its right to earn any additional interest under the terms of the Farmout Agreement only to the extent of the rights which were perpetuated by the Required Operations. In such event, at its sole option, HRL may demand that, at no additional cost, that EPL convey in favor of HRL all of its rights in the Farmout Agreement, reserving those rights or interests it has already earned in operations or wells completed before the disapproval or operations being performed at the time of disapproval and the right to earn additional rights under the Farmout Agreement to the extent that such rights may still exist, which rights were not perpetuated by this Required Operations; however, the exercise of this option shall in no way relieve EPL from liability for damages, including liquidated damages, if any, as provided in the Farmout Agreement.

         (C)(3) Notwithstanding anything to the contrary contained herein, prior to relinquishment of all rights under the Farmout Agreement, either HRL or EPL shall have the right to propose operations to be conducted pursuant to the terms of the Farmout Agreement.

         (D) With respect to AFE submittals by Chevron, EPL and HRL shall have the time periods set forth in the Farmout Agreement to approve or disapprove of such AFE proposal. In the event that EPL or HRL, but not both, disapprove of such AFE, the party approving such AFE shall have the right to notify Chevron of its approval and the disapproving party shall relinquish its rights to earn any interest in such Well Operation under the terms of the Farmout Agreement, provided that the operations proposed are conducted. The approving party shall be responsible for 100% of any costs and expenses incurred with respect to such operations.

         (E) Under Section 4.2. of the Farmout Agreement, failure to timely commence and complete eight (8) Major Operations requires that specified liquidated damages will be paid by Farmoutee to Farmoutor. In the event that HRL or EPL (but not both) elects to discontinue participation prior to completion of such eight (8) Major Operations in the Farmout Agreement, the party electing not to participate shall pay the other party an amount equal to the discontinuing party's share of such liquidated damages which would become due and payable under the terms of the Farmout Agreement at the time of the discontinuance, whether or not such liquidated damages are ever paid to Farmoutor. This provision shall in no way relieve the party electing not to participate from liability to Chevron U.S.A. Inc. (excluding liability for liquidated damages) pursuant to the terms of the Farmout Agreement for damages previously incurred or which may become due in the future.

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If a party declines or is deemed to have declined to participate in all AFE elections for Major Operations on an Obligation Well (provided such operations are conducted), then for purposes of this provision such party shall be deemed to have elected to discontinue participation in such eight Major Operations.

         (F) The parties agree that with respect to all operations to be conducted pursuant to the Farmout Agreement, less and except (i) any Major Operations on Obligation Wells and/or (ii) any Major Operations on Optional Wells only if same are necessary to perpetuate the right or ability to earn additional interests pursuant to the Farmout Agreement, the non-consent penalty provisions of the first but not the second paragraph of Article IX.E of the joint operating agreement described in Article V. hereinafter shall apply as to all other operations conducted pursuant to the Farmout Agreement by the parties.

                                   ARTICLE V.

                               OPERATING AGREEMENT

         All EPL operations conducted on the Leases pursuant to the Farmout Agreement shall comply with the requirements of the South Bay Marchand Unit Operating Agreement dated June 28, 1957, as amended (the "OPERATING AGREEMENT"). All costs and expenses incurred in operations conducted pursuant to this agreement shall be charged in accordance with Article III hereof and as set forth in Accounting Procedure attached to the Operating Agreement. Notwithstanding anything to the contrary contained herein or in the Operating Agreement, in the event of a conflict or inconsistency between the terms and provisions of this Agreement and those of the Operating Agreement, it is stipulated that the terms and provisions of this Agreement shall prevail as to the interests of the parties hereunder.

                                   ARTICLE VI.

                                    INSURANCE

         EPL, as Operator, will be required to maintain and carry insurance coverage for the joint account that meets the minimum requirements under the terms and provisions of the Farmout Agreement (Section 17.) and as may be required by the Minerals Management Service (MMS), applicable laws, ordinances, and regulation of any other governmental authority having jurisdiction, whichever is higher. During the term of this Agreement, said Operator agrees to carry those insurance requirements set forth on EXHIBIT "F" and in accordance with Section 17 of the Farmout Agreement, for the account of EPL and HRL. The parties agree that the cost of such insurance shall be borne by the parties in accordance with the provisions of the terms of Article III hereof.

                                  ARTICLE VII.

                                OTHER PROVISIONS

A.       Management and Control:

                 EPL shall, subject to the terms hereof, direct and have full control of all operations to be conducted on the Leases as permitted and required under the terms of the Farmout Agreement. Either party may call a meeting at any time for the purpose of discussing operations hereunder. Unless agreed to otherwise, all meetings shall be held at EPL's office at 1100 Poydras Street, Suite 1850, New Orleans, LA 70163 until notice otherwise is given by EPL.


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B.        Consent to Assign:

                 Neither Party shall assign any rights under this Agreement, or any interest which they may acquire under the Farmout Agreement, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided that EPL may assign such interests to its financing organizations. Any other assignment or transfer shall be made expressly subject to this Agreement and each assignee to any assignment or transfer shall expressly assume and agree to carry out all of the assigning party's obligations under this Agreement to the extent of the rights and interests assigned or transferred. Assignment as used herein shall be defined to include any change of control of the ownership or management of a party, howsoever occurring, including without limitation by merger, stock sale or corporate reorganization.

C.       Term of Agreement:

                  This Agreement shall continue in force and effect, unless terminated sooner in writing by the mutual consent of the parties hereto, for so long as drilling or well reworking operations are being conducted on the Leases in accordance with the terms of this Agreement and/or the Farmout Agreement, or so long as production in paying quantities, attributable to any rights and interests earned by the parties hereunder, can be produced from the Leases.

D.       Liability:

                 It is not the purpose of this Agreement to create a partnership, mining partnership, partnership for a specific purpose, joint venture, agency relationship, or any other relationship, which would render the parties liable as partners, associates, or joint venturers. Each party hereto agrees to bear its ownership percentage, according to the percentage, set forth in Article III (subject to modification by the terms and provisions of the Farmout Agreement) of all costs, expenses and liabilities incident hereunder to the drilling, re-entering, equipping, completing, operating, and plugging and abandoning of any well hereunder and for producing oil and gas therefrom, and for any injury to any persons (including death), for any other damages resulting from such operations and any liquidated damages arising under the Farmout Agreement.

E.       Entire Agreement

                 The terms and provisions set forth herein constitute the entire agreement between HRL and EPL and any prior agreements, promises, negotiations or representations between HRL and EPL pertaining to the Farmout Agreement, which are not expressly set forth in this Agreement are of no force and effect.

F.       Binding Agreement:

                 The terms, covenants and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, devisees, legal representatives, successors and assigns, and such terms, covenants and conditions shall be deemed as covenants running with the lands, the Leases and any other interests covered hereby and with each transfer or assignment of said lands or leases.

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G.       Information and Data:

                 Notwithstanding anything to the contrary contained herein, it is agreed that each party to this Agreement shall furnish to each other, when requested, to the extent permitted by law or contractual obligation, any and all information and data of every kind and character, including but not limited to seismic data, core reports, logs, well tests, production tests and reports, joint operations costs, and revenue data and reports, relative to the Leases covered by the Farmout Agreement.

H.       Notices:

         All notices and demands provided hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

                Hughes-Rawls, L.L.C.                       (601)969-7474
                Mtel Centre South, Suite 800               (601)353-4331 Fax
                200 South Lamar Street
                Jackson, Mississippi 39201
                Attention: Mr. James H. Rawls


                Energy Partners, Ltd.                      (504)569-1875
                1100 Poydras Street                        (504)569-1874 Fax
                Suite 1850
                New Orleans, Louisiana 70163
                Attention: Mr. Richard A. Bachmann


         or to such other address as the Farmoutor and Farmoutee may designate in writing. All other communications may be by regular mail. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; two days after being sent by certified mail, return receipt requested, if mailed; when receipt acknowledged, if telecopied; and on the next Business Day if timely delivered to an air courier guaranteeing overnight delivery.

I.       Survival:

         The terms of the Article VII, Paragraph D. shall survive the termination of this Agreement or the removal of the Operator under
         Article IV (B).

J.       Definitions:

         The parties hereto agree that terms not defined herein shall be given the definition set forth in the Farmout Agreement. However, in the event of a conflict or inconsistency between the terms and


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         provisions of this Agreement and the Farmout Agreement, it is stipulated that the terms and provisions of this Agreement shall prevail as to the interests of the parties hereunder.

K. This Agreement shall be interpreted in accordance with the laws of the State of Louisiana.

         IN WITNESS WHEREOF, this instrument is executed before the undersigned competent witnesses in duplicate by each of the parties hereto as of the date hereinabove first written.


WITNESSES:                                     HUGES-RAWLS, L.L.C.


/s/ JAMES E. ORTH
---------------------------------              By: /s/ JAMES H. RAWIS
                                                  ------------------------------
Name:    JAMES E. ORTH                            James H. Rawis
     ----------------------------                 President
          (Please Print)

/s/ JOSEPH M. GIANOLA
---------------------------------

Name: JOSEPH M. GIANOLA
     ----------------------------
           (Please Print)

/s/ JAMES E. ORTH
---------------------------------              ENERGY PARTNERS, LTD.

Name: JAMES E. ORTH
     ----------------------------
           (Please Print)

/s/ JOSEPH M. GIANOLA
---------------------------------              By: /s/ RICHARD A. BACHMAN
                                                  ------------------------------
Name: JOSEPH M. GIANOLA                           Richard A. Bachman
     ----------------------------                 President
           (Please Print)